Exhibit 10.3

EMPLOYMENT AGREEMENT

This Agreement is dated January 1, 2021 by and between Samuel Berry, further referred to as the (“Employee”) and Simlatus Corporation, further referred to as the ("Company").

RECITALS

Whereas, the company desires to enter into an employment agreement with the employee to appoint the employee as a Director, Chief Operations Officer of the company.

Whereas, both parties have reviewed this agreement and any documents delivered pursuant hereto, and have taken such additional steps and reviewed such additional documents and information as deemed necessary to make an informed decision to enter into this Agreement, and

Whereas, both parties desire to make certain representations, warranties and agreements in connection herewith under the following terms and conditions;

AGREEMENT

Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Job Description: The employee will be appointed as a Director and the Chief Operations Officer (“COO”) of the company. The COO is responsible for overseeing the overall business operations strategy as this is crucial for our growth and success. The COO is a crucial member of our senior management team, who reports only to the Chief Executive Officer (CEO). In this position, you’ll have to manage and control diverse business operation and function.

Term: The term of this agreement is for a period of one year and renewable with mutual consent. Either party can terminate this agreement with a written 90-day notice, without cause and without penalty.

Compensation: Salary: the employee will receive an annual salary of $100,000 to be paid in equal monthly installments. Amounts unpaid will accrue annual interest of 6% and may be converted to Preferred Series A stock of the company in value of $1.79 per share and under the conversion guidelines of the Certificate of designation for Preferred Series A stock.

Stock: The company will issue to the employee $50,000 of Preferred Series A shares at a value of $1.79 per share.

Confidentiality: The provisions of this Agreement are confidential and private and are not to be disclosed to outside parties (except on a reasonable need to know basis only) without the express, advance consent of all parties hereto or by order of a court of competent jurisdiction.

The employee agrees and acknowledges that during the course of this agreement in the performance of his duties and responsibilities that he will come into possession or knowledge of information of a confidential nature and/or proprietary information of company.

Such confidential and/or proprietary information includes but is not limited to the following of company, its agents, contractors, employees and all affiliates: corporate and/or financial information and records of company or any client, customer or associate of company; information regarding artists or others under contract, or in contact with, company; customer information; client information; shareholder information; business contacts, investor leads and contacts; employee information; documents regarding company website and any company product, including intellectual property.

The employee represents and warrants to the company that he will not divulge confidential, proprietary information of company to anyone or anything without the advance, express consent of company, and further will not use any proprietary information of company for his or anyone else's gain or advantage during and after the term of this agreement.

Further Representations and Warranties: The employee acknowledges that this is an employment position and represents that he will perform his duties and functions herein in a timely, competent and professional manner. The employee represents and warrants that he will be fair in his dealing with company and will not knowingly do anything against the interests of company and its shareholders.

Survival of Warranties and Representations: The parties hereto agree that all warranties and representations of the parties survive the closing of this transaction.

Termination: This agreement is expressly “at will.” It can be terminated by the company, without cause, after reasonable notice and opportunity to correct any alleged deficiencies. The employee may request a hearing of the full Board of Directors to defend himself against any attempt of the company to terminate this Agreement. Any final determination of termination must be made by majority vote of the company Board of Directors (after such a hearing, if requested). The employee must give at least a 90-day notice if he intends to resign.

MISCELLANEOUS PROVISIONS

Expenses: Each party shall bear its respective costs, fees and expenses associated with the entering into or carrying out its obligations under this Agreement.

Indemnification: Any party, when an offending party, agrees to indemnify and hold harmless the other non-offending parties from any claim of damage of any party or non-party arising out of any act or omission of the offending party arising from this Agreement.

Notices: All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered in person or sent by confirmed facsimile, or ten (10) business days after being deposited in the United States mail, postage prepaid, return receipt requested, addressed to the applicable party as the address as follows:

Company:	Simlatus Corporation
175 Joerschke Drive, Suite A
Grass Valley CA 95945

Employee:	Samuel Berry
175 Joerschke Drive, Suite A
Grass Valley CA 95945

Breach: In the event of a breach of this Agreement, ten (10) days written notice (from the date of receipt of the notice) shall be given. Upon notice so given, if the breach is not so corrected, the non-breaching party may take appropriate legal action per the terms of this Agreement.

Assignment: This Agreement is assignable only with the written permission of the company.

Amendment: This Agreement is the full and complete, integrated agreement of the parties, merging and superseding all previous written and/or oral agreements and representations between and among the parties, and is amendable in writing upon the agreement of all concerned parties. All attachments hereto, if any, are deemed to be a part hereof.

Interpretation: This Agreement shall be interpreted as if jointly drafted by the parties. It shall be governed by the laws of the State of California applicable to contracts made to be performed entirely therein.

Arbitration: If the parties cannot settle a dispute between them in a timely fashion, either party may file for arbitration within Nevada County, California. Arbitration shall be governed by the rules of the American Arbitration Association. The arbitrator(s) may award reasonable attorney fees and costs to the prevailing party. Either party may apply for injunctive relief or enforcement of an arbitration decision in a court of competent jurisdiction within Nevada County, California.

Counterparts: This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Facsimile signatures shall be considered as valid and binding as original signatures.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

Richard Hylen, Chairman

Jef Lewis, CEO and Director

Samuel Berry, Director and COO

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